Exhibit 99.(h)(7)

AMENDMENT TO FUND ACCOUNTING AND

CO-ADMINISTRATION SERVICES AGREEMENT

THIS AMENDMENT is made and entered into as of May 17, 2011, by and between Tributary Funds, Inc. (formerly known as First Focus Funds, Inc.), a Nebraska corporation (“Company”) and Jackson Fund Services (“JFS”), a division of Jackson National Asset Management LLC, a limited liability company organized under the laws of the State of Michigan, and amends the Fund Accounting and Co-Administration Services Agreement (“Agreement”) dated December 18, 2009 by and between the Company and JFS.

WHEREAS, the parties desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the parties hereto agree as follows:

1.  Amendment

The final sentence of Section 16 of the Agreement is hereby deleted in its entirety and replaced with the following:  “The provisions of Sections 6, 8, 13, 14, 15, and 19 shall survive the termination of this Agreement.”

2.  Miscellaneous

A.           This Amendment may be executed in counterparts each of which will be deemed an original.

B.             This Amendment shall be effective as of the date first written above.

C.             Except as specifically amended hereby, the Agreement shall continue in full force and effect.

D.            The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

Tributary Funds, Inc.		Jackson Fund Services, a division of Jackson National Asset Management LLC

By:	/s/ Stephen R. Frantz	By:	/s/ Mark D. Nerud

Name:	Stephen R. Frantz	Name:	Mark D. Nerud

Title:	President	Title:	President & CEO

Attest:	/s/ Brittany Fahrenkrog	Attest:	/s/ Daniel W. Koors